Exhibit 99.1

Press Release

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces a 56% Increase in 4th Quarter Net Income Available to Common Shareholders and a 54% Increase for 2006

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported operating results for the fourth quarter ended December 31, 2006. MidCarolina reported net income available to common shareholders of $940,000 for the quarter ended December 31, 2006, an increase of 56% when compared to the $601,000 reported for the fourth quarter of 2005. Diluted earnings per common share, adjusted for a 5-for-4 stock dividend effected as a 25% stock split issued January 19, 2007, increased to $0.19 for fourth quarter 2006, compared to $0.14 in 2005.

For the twelve month period ended December 31, 2006, net income available to common shareholders was $3.479 million, a 54% increase compared to net income available to common shareholders of $2.264 million reported for 2005. Diluted earnings per common share, adjusted for a 5-for-4 stock dividend effected as a 25% stock split issued January 19, 2007, increased to $0.73 for 2006, compared to $0.48 for the twelve months ended December 31, 2005.

MidCarolina reported total assets of $420.9 million at December 31, 2006, an increase of $50.4 million, or 14%, when compared to the $370.4 million reported at December 31, 2005. Total loans, net of mortgage loans held-for-sale, were $313.6 million at December 31, 2006, an increase of $33.6 million, or 12%, from levels a year ago. Deposit totals at the end of the year were $339.3 million, an increase of $39.0 million, or 13%, when compared to 2005 year-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased with our operating results for the 2006 year and fourth quarter. We are very proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford Counties. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham Greensboro and Mebane, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with personalized full brokerage services for stocks, bonds, mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended		% Change
	December 31, 2006	December 31, 2005
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,162	$5,732	24.9%
Interest expense	3,976	2,665	49.2%
Net interest income	3,186	3,067	3.9%
Provision for loan losses	—	310	-100.0%
Net interest income after provision for loan losses	3,186	2,757	15.6%
Noninterest income	613	2,757	-77.8%
Noninterest expense	2,337	2,163	8.0%
Income before income tax expense	1,462	1,121	30.4%
Provision for income taxes	417	416	0.2%

NET INCOME	1,045	705	48.2%
Less preferred Dividends	(105)	(104)	—

NET INCOME AVAILABLE TO COMMON SHARES	$940	$601	56.4%

PER SHARE DATA
Earnings per share, basic	$0.21	$0.15	40.0%
Earnings per share, diluted	0.19	0.14	35.7%

Weighted average number of common shares outstanding, basic	4,430,243	4,302,772

PERFORMANCE RATIOS
Return on average assets	1.01%	0.77%
Return on average common equity	18.37%	12.28%
Efficiency ratio	61.52%	60.18%
Average total equity to average total assets	6.71%	6.24%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	As of / For the Year Ended		% Change
	December 31, 2006	December 31, 2005
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$27,061	$19,208	40.9%
Interest expense	14,241	8,327	71.0%
Net interest income	12,820	10,881	17.8%
Provision for loan losses	394	1,373	-71.3%
Net interest income after provision for loan losses	12,426	9,508	30.7%
Noninterest income	2,304	2,683	-14.1%
Noninterest expense	9,077	8,546	6.2%
Income before income tax expense	5,653	3,645	55.1%
Provision for income taxes	1,757	1,277	37.6%

NET INCOME	3,896	2,368	64.5%
Less preferred Dividends	(417)	(104)	—

NET INCOME AVAILABLE TO COMMON SHARES	$3,479	$2,264	53.7%

PER SHARE DATA
Earnings per share, basic	$0.80	$0.53	50.9%
Earnings per share, diluted	0.73	0.48	52.1%

Weighted average number of common shares outstanding, basic	4,348,128	4,299,521

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.98%	0.72%
Return on average common equity	15.87%	12.64%
Net yield on earning assets (taxable equivalent)	3.38%	3.51%
Efficiency ratio	60.02%	63.01%
Average equity to average assets	6.18%	6.00%
Allowance for loan losses as a % of total loans, end of year	1.35%	1.46%
Non-performing assets to total assets, end of year	67.00%	83.00%
Ratio of net charge-offs to average loans outstanding	0.09%	0.06%

ANNUAL PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands)

	As of		% Change
	December 31, 2006	December 31, 2005
SELECTED BALANCE SHEET DATA
End of year balances

Total loans	$313,572	$279,962	12.0%
Allowance for loan losses	4,222	4,090	3.2%
Loans, net of allowance for loan losses	309,350	275,872	12.1%
Securities, available for sale	73,641	58,373	26.2%
Total Assets	420,851	370,440	13.6%

Deposits:
Noninterest-bearing deposits	34,662	31,544	9.9%
Interest-bearing demand and savings	77,339	70,586	9.6%
CD’s and other time deposits	227,274	198,132	14.7%
Total Deposits	339,275	300,262	13.0%
Short term debt	25,000	10,000	150.0%
Long term debt	26,764	34,764	-23.0%
Total interest-bearing liabilities	391,039	345,026	13.3%
Shareholders’ Common Equity	23,440	18,274	28.3%
Shareholder Preferred Equity	4,819	4,819	—
Total Shareholders’ Equity	28,259	23,093	22.4%